Filed pursuant to Rule 433

Registration No. 333-229513

Issuer Free Writing Prospectus dated August 3, 2020

Relating to Preliminary Prospectus Supplement dated August 3, 2020

Alphabet Inc.

0.450% Notes due 2025

0.800% Notes due 2027

1.100% Notes due 2030

1.900% Notes due 2040

2.050% Notes due 2050

2.250% Notes due 2060

Pricing Term Sheet

Issuer:	Alphabet Inc. (the “Company”)

Title:

0.450% Notes due 2025 (the “2025 Notes”)

0.800% Notes due 2027 (the “2027 Notes”)

1.100% Notes due 2030 (the “2030 Notes”)

1.900% Notes due 2040 (the “2040 Notes”)

2.050% Notes due 2050 (the “2050 Notes”)

2.250% Notes due 2060 (the “2060 Notes”)

Security Type:	SEC Registered

Ranking:	Senior unsecured

Listing:	None

Aggregate Principal Amount:	2025 Notes: $1,000,000,000 2027 Notes: $1,000,000,000 2030 Notes: $2,250,000,000 2040 Notes: $1,250,000,000 2050 Notes: $2,500,000,000 2060 Notes: $2,000,000,000

Maturity Date:	2025 Notes: August 15, 2025 2027 Notes: August 15, 2027 2030 Notes: August 15, 2030 2040 Notes: August 15, 2040 2050 Notes: August 15, 2050 2060 Notes: August 15, 2060

Coupon (Interest Rate):	2025 Notes: 0.450% per annum 2027 Notes: 0.800% per annum 2030 Notes: 1.100% per annum 2040 Notes: 1.900% per annum 2050 Notes: 2.050% per annum 2060 Notes: 2.250% per annum

Public Offering Price:

2025 Notes: 99.901% of principal amount, plus accrued interest, if any

2027 Notes: 99.660% of principal amount, plus accrued interest, if any

2030 Notes: 99.726% of principal amount, plus accrued interest, if any

2040 Notes: 99.371% of principal amount, plus accrued interest, if any

2050 Notes: 99.155% of principal amount, plus accrued interest, if any

2060 Notes: 99.007% of principal amount, plus accrued interest, if any

Underwriting Discounts:

2025 Notes: 0.350% of the principal amount

2027 Notes: 0.375% of the principal amount

2030 Notes: 0.400% of the principal amount

2040 Notes: 0.750% of the principal amount

2050 Notes: 0.875% of the principal amount

2060 Notes: 0.875% of the principal amount

Proceeds Net of Aggregate Underwriting Discount (before expenses):	2025 Notes: $995,510,000 2027 Notes: $992,850,000 2030 Notes: $2,234,835,000 2040 Notes: $1,232,763,000 2050 Notes: $2,457,000,000 2060 Notes: $1,962,640,000

Yield to Maturity:	2025 Notes: 0.470% 2027 Notes: 0.850% 2030 Notes: 1.129% 2040 Notes: 1.938% 2050 Notes: 2.088% 2060 Notes: 2.288%

Spread to Benchmark Treasury:	2025 Notes: T + 25 bps 2027 Notes: T + 45 bps 2030 Notes: T + 58 bps 2040 Notes: T + 73 bps 2050 Notes: T + 88 bps 2060 Notes: T + 108 bps

Benchmark Treasury:

2025 Notes: 0.250% due July 31, 2025

2027 Notes: 0.375% due July 31, 2027

2030 Notes: 0.625% due May 15, 2030

2040 Notes: 2.000% due February 15, 2050

2050 Notes: 2.000% due February 15, 2050

2060 Notes: 2.000% due February 15, 2050

Benchmark Treasury Price and Yield:	2025 Notes: 100-043⁄4 / 0.220% 2027 Notes: 99-26+ / 0.400% 2030 Notes: 100-23 / 0.549% 2040 Notes: 119-20 / 1.208% 2050 Notes: 119-20 / 1.208% 2060 Notes: 119-20 / 1.208%

Interest Payment Dates:

2025 Notes: February 15 and August 15 of each year, beginning on February 15, 2021

2027 Notes: February 15 and August 15 of each year, beginning on February 15, 2021

2030 Notes: February 15 and August 15 of each year, beginning on February 15, 2021

2040 Notes: February 15 and August 15 of each year, beginning on February 15, 2021

2050 Notes: February 15 and August 15 of each year, beginning on February 15, 2021

2060 Notes: February 15 and August 15 of each year, beginning on February 15, 2021

Interest Payment Record Dates:

2025 Notes: February 1 and August 1 of each year

2027 Notes: February 1 and August 1 of each year

2030 Notes: February 1 and August 1 of each year

2040 Notes: February 1 and August 1 of each year

2050 Notes: February 1 and August 1 of each year

2060 Notes: February 1 and August 1 of each year

Sinking Fund Provisions:	None

Redemption Provision:

At Company’s option, at any time prior to the applicable Par Call Date (as set forth below), in whole or from time to time in part, at a redemption price equal to the greater of:

•  100% of the principal amount of the applicable series of Notes being redeemed or

•  the sum of the present values of the remaining scheduled payments of principal and interest on the applicable series of notes to be redeemed that would be due if such series of notes matured on the applicable Par Call Date (exclusive of interest accrued to the date of redemption) discounted to, but not including, the date of redemption on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at a rate equal to T plus 5 bps in the case of the 2025 Notes, plus 10 bps in the case of the 2027 Notes, plus 10 bps in the case of the 2030 Notes, plus 12.5 bps in the case of the 2040 Notes, plus 15 bps in the case of the 2050 Notes and plus 20 bps in the case of the 2060 Notes.

In each case, the Company will pay accrued and unpaid interest on the principal amount being redeemed to, but not including, the date of redemption.

On or after the applicable Par Call Date, the Company may redeem the applicable series of Notes in whole or in part at a redemption price equal to 100% of the principal amount of the applicable series of notes to be redeemed plus accrued and unpaid interest to, but not including, the date of redemption.

Par Call Date:

2025 Notes: July 15, 2025 (1 month prior to the maturity date of the 2025 Notes)

2027 Notes: June 15, 2027 (2 months prior to the maturity date of the 2027 Notes)

2030 Notes: May 15, 2030 (3 months prior to the maturity date of the 2030 Notes)

2040 Notes: February 15, 2040 (6 months prior to the maturity date of the 2040 Notes)

2050 Notes: February 15, 2050 (6 months prior to the maturity date of the 2050 Notes)

2060 Notes: February 15, 2060 (6 months prior to the maturity date of the 2060 Notes)

Trade Date:	August 3, 2020

Settlement Date (T+2):	August 5, 2020

Day Count Convention:	30/360

Denominations:	$2,000 and multiples of $1,000 in excess thereof

CUSIP/ISIN:

2025 Notes: 02079K AH0 / US02079KAH05

2027 Notes: 02079K AJ6 / US02079KAJ60

2030 Notes: 02079K AD9 / US02079KAD90

2040 Notes: 02079K AE7 / US02079KAE73

2050 Notes: 02079K AF4 / US02079KAF49

2060 Notes: 02079K AG2 / US02079KAG22

Ratings*:	Moody’s: Aa2 (Stable); S&P: AA (Stable)

Joint Book-Running Managers:

Goldman Sachs & Co. LLC

J.P. Morgan Securities LLC

Morgan Stanley & Co. LLC

BofA Securities, Inc.

Barclays Capital Inc.

BNP Paribas Securities Corp.

Citigroup Global Markets Inc.

Deutsche Bank Securities Inc.

HSBC Securities (USA) Inc.

Mizuho Securities USA LLC

RBC Capital Markets, LLC

SG Americas Securities, LLC

TD Securities (USA) LLC

U.S. Bancorp Investments, Inc.

Wells Fargo Securities, LLC

Co-Managers:

Academy Securities, Inc.

Credit Agricole Securities (USA) Inc.

Credit Suisse Securities (USA) LLC

Standard Chartered Bank

Blaylock Van, LLC

CastleOak Securities, L.P.

C.L. King & Associates, Inc.

Drexel Hamilton, LLC

Great Pacific Securities

Guzman & Company

Loop Capital Markets LLC

Mischler Financial Group, Inc.

Penserra Securities LLC

Samuel A. Ramirez & Company, Inc.

Roberts & Ryan Investments Inc.

R. Seelaus & Co., LLC

Siebert Williams Shank & Co., LLC

Stern Brothers & Co.

Tigress Financial Partners, LLC

*Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) and a preliminary prospectus supplement with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement, the preliminary prospectus supplement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus, the preliminary prospectus supplement and, when available, the final prospectus supplement if you request it by calling Goldman Sachs & Co. LLC toll-free at 1-866-471-2526, J.P. Morgan Securities LLC collect at 1-212-834-4533 or Morgan Stanley & Co. LLC toll-free at 1-866-718-1649 or by e-mailing prospectus@morganstanley.com.